Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement is dated as of January 1, 2013 (the “Agreement”) and is made by and between Cyvex Nutrition, Inc., a California corporation (the “Company”), and Matthew Phillips
(the “Manager”).

NOW THEREFORE, based upon the above, the Company agrees to employ the Manager and the Manager agrees to be employed by the Company in accordance with the following terms and conditions.

1.           Term.  This Agreement shall become effective as January 1, 2013 and shall continue until terminated pursuant to the provisions of Paragraph 6 below.

2.           Duties and Responsibilities.  The Manager shall be the President and Chief Executive Officer of the Company and shall have those responsibilities ordinarily consistent with his position and those other responsibilities that may be assigned to him from time to time by the Company.  The Manager agrees to devote his full business time and best efforts to the performance of his duties and responsibilities under this Agreement, and shall not pursue any other business activity of any type inconsistent with those responsibilities without the prior, written consent of the Company.

3.           Place of Employment.  The Manager shall perform his duties and responsibilities under this Agreement in Irvine, California.

4.           Compensation and Benefits.  The Company shall pay the following compensation and benefits to the Manager for all services rendered by the Manager under this Agreement:

  A.           Base Salary, Bonus and Commissions.  Subject to the terms and conditions set forth herein, the Company will pay the Manager a base salary at the annual rate of $285,000  minus withholdings as required by law and other deductions authorized by the Manager, which amount shall be paid in equal installments at the Company’s regular payroll intervals.  Any increase to the Manager’s base salary will be determined by the Compensation Committee of the Board of Directors of Omega Protein Corporation, the sole stockholder of the Company (“Omega Protein”).

  B.           Benefits.  The Manager shall be eligible to participate in all vacation, group health, dental, life, 401(k), pension and other insurance and/or benefit plans that the Company may offer to its employees from time to time and on the same terms as offered to other employees as in effect on and after the Effective Date. The Manager acknowledges that the Company has the right to terminate, or make modifications to, any existing Company benefit plans at any time.

  C.           Business Expenses.  The Company shall reimburse the Manager for all reasonable expenses incurred by him for travel, lodging and food in performing his duties and responsibilities under this Agreement, provided that the Manager submits documentation of such expenses in a form reasonably acceptable to the Company.  In addition, Manager will receive an annual car allowance for $7,000.00 to be used for the lease or purchase of a 4-door car and maintenance and insurance on such car.  Manager shall also be entitled to use of a Company gas credit card (or reimbursed through expense reports) and cellular phone service at the Company’s expense, which shall be used for Company business.

  D.           Vacation.   The Manager shall accrue twenty (20) days of paid vacation per year, which shall be taken at times that do not unreasonably interfere with the performance of Manager’s duties hereunder.   The Manager shall not accrue more than forty (40) days of vacation.  Once the accrual cap has been reached, vacation time will no longer accrue until some of the previously accrued vacation is taken.

5.       Termination.  The Company and the Manager shall be free to terminate this Agreement and the Manager’s employment hereunder as follows:

  A.           Termination by the Company for Cause.  The Company shall have the right to terminate for “Cause” immediately.  For purposes of this Agreement, “Cause” shall mean (i) fraud, embezzlement, or theft against the Company or any of its affiliates, (ii) violation of the Company’s or any of its affiliates’ corporate policies or code of ethics, or any acts involving negligence, gross negligence, moral turpitude, dishonesty or fraud, or that in the good faith opinion of the Company may cause a material harm to the Company or any of its affiliates, (iii) an unauthorized disclosure or misuse of any trade secrets or confidential information of the Company or any of its affiliates, (iv) nonperformance by the Manager of his duties hereunder and failure to remedy such nonperformance within fifteen (15) days following written notice from the Company specifically identifying the nonperformance and the actions required to cure it, (v) willful misconduct by the Manager that is intended to, or reasonably likely to, in the judgment of the Company, materially injure the business, prospects, or reputation of the Company or its affiliates and failure to remedy such misconduct within fifteen (15) days following written notice from the Company specifically identifying the misconduct and the actions required to cure it (if such misconduct can be cured), (vi) breach of a fiduciary duty owed to the Company or any of its affiliates or any of the terms or provisions of this Agreement and failure to remedy such breach within fifteen (15) days following written notice from the Company specifically identifying the breach and the actions required to cure it (if such breach can be cured).  Notwithstanding any other provision of this Agreement, in the event of a termination pursuant to this Section, the Company shall only be obligated to pay the Manager (a) his base salary through the date of termination, (b) reimbursement for reimbursable business expenses incurred prior to the date of termination, and (c) such other benefits and payments to which the Manager may be entitled by law or pursuant to the benefit plans of the Company then in effect.

  B.           Disability.  The Company shall have the right to terminate in the event that the Manager shall be prevented, by illness, accident, disability or any other physical or mental condition (to be determined by means of a written opinion of a competent medical doctor chosen by mutual agreement of the Company and the Manager or his personal representative(s)) from substantially performing his duties and responsibilities hereunder with reasonable accommodation for one or more periods totaling one hundred twenty (120) days in any twelve (12) month period.  In the event of a termination pursuant to this Section, the Company shall pay the Manager, as severance pay, his base salary through the end of the second month following the termination.  After that time, the Manager’s right (if any) to receive income continuation shall be determined solely in accordance with the terms and conditions of the Company’s disability plans and/or any other compensation and benefit plans then in effect.

  C.           Death.  In the event of a termination by reason of the Manager’s death, the Company shall pay to the Manager’s estate, designated beneficiary or legal representative his base salary through the end of the month in which his death occurs, together with such other payments or benefits to which the Manager may be entitled under the Company’s benefit plans then in effect.

  D.           Termination by the Company other than for Disability, Death or Cause.  The Company shall have the right to terminate, other than for Cause, disability or death, upon thirty (30) days prior written notice to the Manager (or may terminate immediately and pay the Manager’s base salary for such 30 days).  In the event of a termination pursuant to this Section, the Company shall pay to the Manager (i) his base salary through the date of termination, (ii) such other benefits and payments to which the Manager may be entitled by law, and (iii) provided that the Manager executes a general release of claims against the Company and its officers, directors, agents and employees as to any employment related claims,  in a form acceptable to the Company, (a) severance pay equal to the Manager’s base salary (excluding bonuses and commissions) for a period of eight (8) months following termination plus (b) benefits on the same or similar terms to which Manager was entitled on the date of termination for a period of eight (8) months following termination.

  E.           Termination by the Manager.  The Manager shall have the right to terminate for any reason by providing thirty (30) days’ prior written notice to the Company; provided that the Company may elect to relieve Manager of his duties during such thirty-day period.  In the event of a termination pursuant to this Section, the Company shall only be obligated to pay the Manager his base salary for such thirty (30) day notice period and such other benefits and payments to which the Manager may be entitled by law.  Manager will also be paid for all accrued and unused vacation as of the termination date.

6.           Restrictive Covenants.

  A.           Confidential Information. For the purpose of assisting the Manager in performance of his job requirements and responsibilities with the Company, the Company, Omega Protein or any of their affiliates shall provide the Manager, during the Term of this Agreement, with some or all of the following, any and all of which constitute confidential information of the Company, Omega Protein or any of their affiliates (collectively the “Confidential Information”): (a) any and all trade secrets concerning the business and affairs of the Company, Omega Protein or any of their affiliates, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, proprietary computer software and programs (including object code and source code), proprietary database technologies, systems, structures, architectures, processes, improvements, devices, know-how, discoveries, concepts, methods and information of the Company, Omega Protein or any of their affiliates and any other information, however documented, of the Company and its affiliates that is a trade secret under applicable law (b) any and all information concerning the business and affairs of the Company,  Omega Protein or any of their affiliates (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, contractors, agents, suppliers personnel training and techniques and materials, and purchasing methods and techniques) however documented; and (c) any and all notes, analysis, compilations, studies, summaries and other material prepared by or for the Company, Omega Protein or any of their affiliates containing or based, in whole or in part, upon any information included in the foregoing. The Manager acknowledges that he will occupy a position of trust and confidence with the Company and Omega Protein during the Term of this Agreement and that he will during the Term of this Agreement have access to and become familiar with such Confidential Information.   Notwithstanding the foregoing, “Confidential Information” shall not include any information that (A) is in the public domain (other than from disclosure by Manager in violation of this Agreement), (B) was rightfully in the possession of Manager, as shown by Manager’s records, prior to the date of this Agreement and which is not directly applicable to the business of the Company or any of its properties or assets, (C) is lawfully acquired by Manager after the employment term from any third party not bound by an obligation of confidence to the disclosing party; or (D) is independently developed by or for the Manager after the employment term without using the Confidential Information of the Company.

The Manager acknowledges that (a) the business of the Company and its affiliates is international in scope; (b) its products and services related to such business are marketed throughout the world; (c) the Company’s business competes with other businesses that are or could be located in any part of the world; (d) the provisions of this Section 6 are reasonable and necessary to protect and preserve the Company’s good will and Confidential Information; and (e) the Company would be irreparably damaged if the Manager were to breach this Section 6.

1.
2.                       Both during and after termination of employment, whether such termination is voluntary or involuntary, the Manager hereby agrees not to disclose to any unauthorized Persons or use for his own account or for the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical form or is retained in the memory of the Manager, without the Company’s prior written consent, unless and to the extent that the Confidential Information is or becomes generally known to and available for use by the public other than as a result of any action by the Manager.  Notwithstanding the foregoing, if the Manager becomes legally compelled to disclose Confidential Information pursuant to judicial or administrative subpoena or process or other legal obligation, the Manager may make such disclosure only to the extent so required.  The Manager will, as promptly as possible and in any event (if permitted by law) prior to the making of such disclosure, notify the Company of any such subpoena, process or obligation and shall cooperate with the Company in seeking a protective order or other means of protecting the confidentiality of the Confidential Information.

The Manager agrees to deliver to the Company at the time his employment under this Agreement terminates for any reason, and at any other time the Company may request, all documents, memoranda, notes, plans, records, reports and other documentation, models, components, devices or the Company proprietary computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), that contain Confidential Information and any other Confidential Information that such the Manager may then possess or have under his control in transferable form.

  B.           Noncompetition.  (1) During the Manager’s employment with the Company or its affiliates, the Manager shall not directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or otherwise work for or assist (whether as an employee, consultant, contractor or otherwise), any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in or that otherwise competes with the Business.  Due to the global nature of the Company’s business, the Manager agrees that in order to protect the Company’s business interests and goodwill, the foregoing restrictions shall extend worldwide.  “Business” shall mean the development, marketing, production or distribution of dietary supplements or nutraceuticals, and each other business conducted by the Company, Omega Protein or any of their affiliates.

(2)  During the Manager’s employment with the Company or its affiliates, the Manager shall not, directly or indirectly, work for or assist (whether as an owner, employee, consultant, contractor or otherwise) any business, whether in corporate, proprietorship or partnership form or otherwise, that is in direct or indirect competition with any area of the Company’s business in which Manager was employed by the Company, or concerning which Manager had access to Confidential Information while employed by the Company.  The Manager recognizes and acknowledges that the Company’s business, research and products are by nature worldwide in scope, and that the Company is not required to maintain a physical location in close proximity to its customers.  Due to the global nature of the Company’s business, the Manager agrees that in order to protect the Company’s trade secrets, business interests and goodwill, the foregoing restrictions shall extend worldwide.  Furthermore, the Manager shall not be deemed to be so competing solely by reason of owning securities in companies listed on the New York Stock Exchange, the American Stock Exchange, or quoted on the National Association of Securities Dealers Automatic Quotation System (NASDAQ) or any other securities exchange in the United States or any other country, provided that the direct and beneficial ownership of any class of securities in any of such entities by the Manager is not more than five percent (5%) of the aggregate number of outstanding shares, units or interests of such class of securities.

  C.           Nonsolicitation of Employees.  During the Manager’s employment with the Company or its affiliates and for twelve (12) months thereafter, the Manager shall not, directly or indirectly cause, solicit, induce or encourage any employees of the Company, Omega Protein or any of their affiliates to leave such employment.

  D.           Nonsolicitation of Customers.  During the Manager’s employment with the Company or its affiliates and for twelve (12) months thereafter, the Manager shall not, directly or indirectly use trade secret information to cause, induce or encourage any actual or prospective client, customer, supplier, or licensor of the Business (including any existing or former customer of the Company, Omega Protein or any of their affiliates or any other person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship or to otherwise unfairly compete with the Company, Omega Protein or any of their affiliates.

  E.           Enforcement. The Manager agrees that this Section 6 is reasonable with respect to its duration, geographical area and scope. In the event of a breach by the Manager of any covenant set forth in this Section 6, the term of such covenant with respect to the Manager will be extended by the period of the duration of such breach.  The provisions of this Section 6 and Sections 8-15 shall survive the expiration or termination of this Agreement.

The parties hereto agree that, if any arbitrator or any court of competent jurisdiction in a final nonappealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

The Manager agrees that irreparable damage might occur and that the Company might not have any adequate remedy at law in the event that any of the provisions of this Section 6 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Company shall be entitled to seek an injunction or injunctions to prevent breaches of this Section 6 and to seek to enforce specifically the terms and provisions of this Section 6 in any Federal court located in the State of California or in any California state court, this being in addition to any other remedy to which it is entitled at law or in equity.  In connection therewith, Manager hereby (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of California or in any California state court, in the event that any dispute arises out of this Section 6 for which an injunction is sought and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  The Manager acknowledges that should it become necessary for the Company to file suit to seek an injunction or other equitable remedy to enforce the provisions contained in this Section 6, and any court of competent jurisdiction awards the Company any damages and/or an injunction due to the acts of the Manager, then the Company shall be entitled to recover its reasonable costs incurred in conducting the suit, including, but not limited to, reasonable attorneys’ fees and expenses.

7.           Assignment.  This Agreement, and the rights and obligations of the Manager and the Company hereunder, shall inure to the benefit of and shall be binding upon the Manager, his heirs and representatives, and upon the Company and its successors and assigns.  This Agreement may not be assigned by either party, except that the Company may assign this Agreement to any affiliate of the Company.

8.           Choice of Law.  This Agreement shall be construed and interpreted in accordance with, and all disputes arising under or related to this Agreement, including any proceeding in arbitration, shall be governed by, the laws of the State of California.

9.           Arbitration.

  A.           Arbitrable Claims.  Any controversy or claim arising out of or relating to Manager’s employment by the Company, or the termination of his employment or a breach of this Agreement, (including, without limitation, any claim that any provision of this Agreement or any obligation of Manager is illegal or otherwise unenforceable or voidable under law, ordinance or ruling or that Manager’s employment by the Company was illegally terminated) shall be settled by arbitration before a neutral arbitrator through arbitration administered in accordance with the United States Arbitration Act (9 USC, § 1 et seq.) and the rules of the American Arbitration Association under its National Rules for the Resolution of Employment Disputes or similar rules.  Any demand for arbitration must be in writing and made within the applicable statue of limitations period. The parties will be entitled to conduct reasonable discovery, the arbitration will be conducted before a single neutral arbitrator who will be a judge or an attorney with expertise and experience in employment law and/or in arbitrating employment law claims ("the Arbitrator").  The arbitration will take place in Orange County, California.  The Arbitrator will apply the substantive law (and the law of remedies, if applicable) of the state of California to the Claim(s) asserted.  The parties may select a mutually agreeable arbitrator from any of the recognized arbitration associations (including without limitation JAMS, AAA or ADR).  If the parties cannot agree on an arbitrator within 30 days of the demand for arbitration, the parties will request from one of the organizations a list of five (5) names drawn from its panel of employment arbitrators and each party will strike arbitrators pursuant to the strike procedures of that organization.  The Company and Manager each consent and submit to the personal jurisdiction and venue of the trial courts of Orange County California, for purposes of enforcing this provision.

  B.           Arbitrator’s Award.  All awards of the arbitration shall be in writing and shall contain the findings and conclusions on which the award was based, including any award of costs or attorneys’ fees.  All awards of the arbitration shall be binding and non-appealable except as otherwise provided in the United States Arbitration Act; provided, however, that the arbitrator shall not be authorized to issue any ruling or award that is contrary to the laws of the State of California or the United States, notwithstanding any provisions or lack of provisions in the United States Arbitration Act, the provisions of the California Code, or any other applicable federal or state law.  In the event that either party appeals the award or decision of the arbitrator on the grounds that the arbitrator’s award or decision is contrary to the laws of the State of California or the United States, then the parties acknowledge and agree that they shall not seek to have the dispute re-tried in the courts, but rather will submit the record of the arbitration proceedings to the court for a decision solely on whether the arbitrator’s judgment or award is contrary to the laws of the State of California or the United States, and to either affirm or vacate the award or decision on that basis.  If the award or decision is vacated, then the parties shall re-submit the dispute to arbitration.  Subject to the foregoing, judgment upon the award of the arbitrator may be entered in any court having jurisdiction.

  C.           Remedies.  The arbitration shall take place at a time noticed by the Arbitrator regardless of whether one of the parties fails or refuses to participate.  The Arbitrator shall have authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction or other provisional relief, or the imposition of sanctions for abuse or frustration of the arbitration process.  The arbitrator has no authority to order any remedy in excess of that which a court or agency of competent jurisdiction would be authorized to order.  The parties shall be entitled to engage in reasonable discovery, including a request for the production of relevant documents.  Depositions may be ordered by the arbitrator upon a showing of need.

  D.           Injunctive Relief and Cost of Arbitration.  The foregoing provisions shall not preclude Manager or the Company from bringing an action in any court of competent jurisdiction for injunctive or other provisional relief as Manager or the Company may determine is necessary or appropriate.  By way of non-exclusive examples, claims subject to arbitration under this Agreement shall include claims under federal, state and local statutory or common law, such as the Fair Employment and Housing Act, Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, including the amendments of the Civil Rights Act of 1991, the Americans with Disabilities Act, and contract and tort laws.  The costs of the Arbitrator shall be paid by the Company, including the costs of the selected arbitration association and the arbitrator.  The Company and Manager shall each pay for its own other costs that are not unique to arbitration (i.e., costs that each party might incur if the claim(s) were litigated in a court or agency of competent jurisdiction), including, for example, costs to subpoena witnesses and/or documents, costs to take depositions and purchase deposition transcripts, costs to copy, facsimile or messenger documents, et cetera.  Any dispute whether a cost is unique to arbitration shall be exclusively resolved by the Arbitrator.  The arbitration proceedings will be confidential.

10.         Notices.  All notices required by this Agreement shall be in writing and shall be delivered in person or mailed by certified mail, return receipt requested, or by a nationally recognized overnight delivery service as follows:

A.	If to the Manager:

At the address as on file with the Company

B.	If to the Company:

Cyvex Nutrition, Inc.
c/o Omega Protein Corporation
2105 City West Boulevard, Suite 500
Houston, TX 77042-2823
Attention: General Counsel
Facsimile: (713) 940-6122

or to such other address as the Manager or the Company, as applicable, shall specify in writing given in accordance with this section.

11.         Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting or reducing them so as to be enforceable to the maximum extent compatible with applicable law or shall be deemed severed from the remaining portions of this Agreement, which shall otherwise remain in full force.

12.         Waiver.  No consent to or waiver of any breach or default in the performance of any obligation hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder.  No purported waiver hereunder shall be effective unless it is in writing and signed by the party waiving the breach or default hereunder.

13.         Entire Agreement; Modification.  This Agreement sets forth the entire agreement and understanding between the Manager and the Company with respect to the subject matter contained herein, and supersedes  all other prior agreements, arrangements and understandings between them, whether written or oral, relating to the subject matter hereof.    This Agreement may be amended only by a written instrument signed by the Manager and an authorized representative of the Company.

14.         Headings.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

15.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by the Manager and the Company.

16.         Consultation with Counsel; No Representations.  The Manager agrees and acknowledges that he has had a full and complete opportunity to consult with counsel of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has made no representations, warranties, promises or inducements to him concerning the terms, enforceability or implications of this Agreement other than are as reflected in this Agreement.  Any rule of law or decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Employment Agreement to be executed and delivered as of the 1st day of January 2013.

CYVEX NUTRITION, INC.

By:	/s/ John D. Held
John D. Held
Vice President

MANAGER

/s/ Matthew W. Phillips
Matthew W. Phillips